October 24, 2011 Medium-Term Notes, Series D No. 2011-MTNDG0118 Registration Statements Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)

5,775 Non-Callable Fixed to Floating Rate Notes due October 27, 2016

From and including October 27, 2011 to but excluding October 27, 2012, the notes will bear interest at a fixed rate of 4.00% per annum. From and including October 27, 2012 to but excluding the stated maturity date the notes will bear interest during each quarterly interest period at the per annum rate equal to the floating interest rate commonly referred to as “three-month U.S. dollar LIBOR” determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.80%, subject to a maximum interest rate of 7.00% per annum for any interest period. Three-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market and is published on Reuters BBA page “LIBOR01” for any relevant date or any successor page.

This pricing supplement represents a summary of the terms and conditions of the notes. It is important for you to consider the information contained in this pricing supplement, the accompanying product supplement, as well as the related prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the notes set forth in the product supplement. All references to the “underlying benchmark” in the accompanying product supplement mean the “three-month U.S. dollar LIBOR” for purposes of this pricing supplement.

F I N A L T E R M S
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below).
Stated principal amount:	$1,000 per note.
Aggregate principal amount:	$5,775,000.
Pricing date:	October 24, 2011.
Original issue date:	October 27, 2011.
Stated maturity date:

October 27, 2016, if any payment relating to the notes is required to be made on the stated maturity date and the stated maturity date is not a business day, then such payment may be made on the next succeeding business day, which shall be known as the “effective maturity date”, with the same force and effect as if it had been made on the stated maturity date. No additional interest will accrue as a result of delayed payment.

Principal due at maturity:	Full principal amount due at maturity, subject to the credit risk of Citigroup, Inc.
Quarterly interest payment:	The product of $1,000 and the applicable interest rate per annum divided by 4.
Interest rate per annum:

From and including the original issue date to but excluding October 27, 2012:

a fixed per annum rate of 4.00%.

From and including October 27, 2012 to but excluding the stated maturity date:

a floating rate equal to three-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.80%, subject to a maximum rate of 7.00% per annum of for any interest period.

Interest payment dates:

Quarterly on January 27, April 27, July 27 and October 27, beginning on January 27, 2012 and ending on the stated maturity date. Interest will be payable to the persons in whose names the notes are registered at the close of business on the business day preceding each interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment to be made on that interest payment date will be made on the next succeeding business day.

Interest calculation period:	Each three-month period from and including an interest payment date to and including the day immediately preceding the next interest payment date.
Day count convention	30/360 Unadjusted.
Payment at maturity:	The principal payment at maturity per $1,000 note will equal: $1,000 + any accrued or unpaid interest In no event will the payment at maturity be less than $1,000.
CUSIP:	1730T0PJ2.
ISIN:	US1730T0PJ24.
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to the issuer
Per note	$1,000.00	$15.00	$985.00
Total	$5,775,000	$86,625	$5,688,375

(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, will receive an underwriting fee of $15 for each $1,000 note sold in this offering. Certain dealers, including broker-dealers affiliated with Citigroup Global Markets Inc., will receive from Citigroup Global Markets Inc. $15 from this underwriting fee for each note they sell. Citigroup Global Markets Inc. will pay the Registered Representatives of Citigroup Global Markets Inc. a sales commission of $15 for each note they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Key Terms—Fees and selling concessions,” “—Supplemental information regarding plan of distribution; conflicts of interest” and “Risk Factors” in this pricing supplement and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for more information.

INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE “RISK FACTORS” BEGINNING ON PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and related product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Product Supplement filed on July 13, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000119312511187654/d424b2.htm

Prospectus Supplement and Prospectus filed on May 12, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

THE NOTES ARE NOT BANK DEPOSITS OR SAVINGS ACCOUNTS, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT

INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY, NOR ARE THEY OBLIGATIONS OF, OR

GUARANTEED BY, A BANK.

5,775 Non-Callable Fixed to Floating Rate Notes Due October 27, 2016

Additional Provisions

Determination of three-month U.S. LIBOR

Three-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. Three-month U.S. dollar LIBOR will equal the rate for three-month U.S. dollar LIBOR appearing on Reuters BBA page “LIBOR01” for any relevant date (or any successor page as determined by the calculation agent) at 11:00 am (New York time) on each business day.

If a rate for three-month U.S. dollar LIBOR is not published on Reuters BBA page “LIBOR01” (or any successor page as determined by the calculation agent) on any business day on which the rate for three-month U.S. dollar LIBOR is required, then the calculation agent will request the principal London office of each of five major reference banks in the London interbank market, selected by the calculation agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in an amount that is representative of a single transaction in that market at that time (a “Representative Amount”) and for a term of three months as of 11:00 am (London time) on such business day. If at least two such quotations are so provided, the rate for three-month U.S. dollar LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the calculation agent will request each of three major banks in The City of New York to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for a term of three months as of approximately 11:00 am (New York City time) on such London business day. If at least two such rates are so provided, the rate for three-month U.S. dollar LIBOR will be the arithmetic mean of such rates. If fewer than two such rates are so provided or if the business day is not also a London business day, then the rate for three-month U.S. dollar LIBOR will be the three-month U.S. dollar LIBOR in effect at 11:00 am (New York City time) on the immediately preceding business day.

A “business day” means any day that in the City of New York is not a day on which banking institutions are authorized by law or regulation to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Summary of Selected Key Risks (see PS-5)

■	The amount of interest payable on the notes will vary.

■	The interest rate applicable to the notes will be subject to a maximum per annum rate.

■	The yield on the notes may be lower than the yield on a standard debt security of comparable maturity.

■	Secondary market sales of the notes may result in a loss of principal.

■	The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the notes.

■	The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

■	The historical performance of three-month U.S. dollar LIBOR is not an indication of its future performance.

■	You may not be able to sell your notes if an active trading market for the notes does not develop.

■	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes.

■	Citigroup Funding Inc.’s hedging activity could result in a conflict of interest.

■	You will have no rights against the publishers of three-month U.S. dollar LIBOR.

Fact Sheet

The notes offered are senior unsecured obligations of Citigroup Funding Inc., will pay interest at the interest rate per annum specified below and will have the terms described in the accompanying product supplement, the prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. From and including October 27, 2011 to but excluding October 27, 2012, the notes will bear interest at a annual interest payment at a fixed rate of 4.00% per annum. From and including October 27, 2012 to but excluding the stated maturity date the notes will bear interest at a annual interest payment equal to three-month U.S. dollar LIBOR plus a spread of 1.80%, subject to a maximum interest rate of 7.00% per annum for any interest period. The maximum interest rate will limit the amount of interest you may be paid on the notes to a maximum of $17.50 per note per quarterly interest period. As a result, if three-month U.S. dollar LIBOR applicable to any interest period is greater than 7.00%, the notes will provide you less interest income than an investment in a similar instrument that is not subject to a maximum per annum interest. The notes are senior unsecured notes issued as part of Citigroup Funding Inc.’s Series D Medium-Term Notes program. All payments on the notes are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and the guarantor of any payments due on the notes.

Key Dates
Pricing date	Original issue date (settlement date)	Stated maturity date
October 24, 2011	October 27, 2011	October 27, 2016

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company.
Issue price:	$1,000 per note.
Aggregate principal amount:	$5,775,000

October 24, 2011	PS-2

5,775 Non-Callable Fixed to Floating Rate Notes Due October 27, 2016

Stated principal amount:	$1,000 per note.
Denominations:	$1,000 per note and integral multiples thereof.
Principal due at maturity:	Full principal amount due at maturity, subject to the credit risk of Citigroup, Inc.
Quarterly interest payment:	The product of $1,000 and the applicable interest rate per annum divided by 4.
Interest rate per annum:

From and including the original issue date to but excluding October 27, 2012:

a fixed per annum rate of 4.00%.

From and including October 27, 2012, to but excluding the stated maturity date:

a floating rate equal to three-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.80%, subject to a maximum interest rate of 7.00% per annum for any interest period.

Interest payment dates:

Quarterly on January 27, April 27, July 27, and October 27, beginning on January 27, 2012 and ending on the stated maturity date. Interest will be payable to the persons in whose names the notes are registered at the close of business on the business day preceding each interest payment date. If an interest payment date falls on a day that is not a business day, the interest payment to be made on that interest payment date will be made on the next succeeding business day.

Interest calculation period:	Each three-month period from and including an interest payment date to and including the day immediately preceding the next interest payment date.
Day count convention	30/360 Unadjusted.
Payment at maturity:	The principal payment at maturity per $1,000 note will equal: $1,000 + any accrued or unpaid interest In no event will the payment at maturity be less than $1,000.

October 24, 2011	PS-3

5,775 Non-Callable Fixed to Floating Rate Notes Due October 27, 2016

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	1730T0PJ2.
ISIN:	US1730T0PJ24.
Certain U.S. federal income tax considerations:

The following summarizes certain U.S. federal income tax considerations for initial U.S. investors who hold the notes as capital assets (“U.S. Holders”). Investors should refer to the accompanying product supplement related to this offering for additional information relating to U.S. federal income tax and consult their tax advisors in determining the tax consequences of an investment in the notes, including the application of state, local and other tax laws and the possible effects of changes in federal or other tax laws.

•       Amounts received as coupons on the notes will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or received (in accordance with such U.S. Holder’s method of accounting).

•       At maturity or upon a taxable disposition of the notes, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in such note. A U.S. Holder’s tax basis in a note generally will equal the cost of such note to such holder.

•       Gain or loss recognized by a U.S. Holder generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.

In the case of a holder of the notes that is not a U.S. person, all payments made with respect to the notes and any gain realized upon the sale or other disposition of the notes will not be subject to U.S. income or withholding tax, provided that such payments and gain are not effectively connected with the conduct of a trade or business in the United States by such holder and the holder complies with applicable certification requirements (generally, an IRS form W-8BEN). Further, if such holder does not comply with applicable certification requirements, such holder may be subject to backup withholding.

Notes beneficially owned by a non-U.S. holder who at the time of death is neither a resident nor a citizen of the United States generally should not be subject to U.S. federal estate tax.

You should refer to the accompanying product supplement related to this offering for additional information relating to U.S. federal income tax treatment. You should also consult your own tax advisors to determine tax consequences particular to your situation.

Trustee:	The Bank of New York Mellon.
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:

The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more instruments, such as options, swaps or futures, based upon three-month U.S. dollar LIBOR, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. It is possible that our affiliates or we may profit from our hedging activity, even if the market value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Funding Inc.’s affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. For further information on our use of proceeds and hedging, see “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying product supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus related to this offering.

ERISA and IRA purchase considerations:

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets Inc. affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying product supplement related to this offering for more information.

October 24, 2011	PS-4

5,775 Non-Callable Fixed to Floating Rate Notes Due October 27, 2016

Fees and selling concessions:

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the notes, will receive an underwriting fee of $15 for each $1,000 note sold in this offering. Certain dealers, including broker-dealers affiliated with Citigroup Global Markets Inc., will receive from Citigroup Global Markets Inc. $15 from this underwriting fee for each note they sell. Citigroup Global Markets Inc. will pay the Registered Representatives of Citigroup Global Markets Inc. a sales commission of $15 for each note they sell.

Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding Inc. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement related to this offering of notes.

Contact:	Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

This pricing supplement represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

Risk Factors

The notes offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes. Accordingly, investors should consult their own financial, legal and tax advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the sections entitled “Risk Factors” in the accompanying product supplement and prospectus supplement related to this offering.

■

The amount of interest payable on the notes will vary. Because three-month U.S. dollar LIBOR is a floating rate, the level of three-month U.S. dollar LIBOR will fluctuate. From and including October 27, 2011 to but excluding October 27, 2012, the notes will bear interest at a fixed per annum rate of 4.00%. From and including October 27, 2012 to but excluding the stated maturity date, the notes will bear interest during each quarterly interest period at the per annum rate equal to three-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 1.80%, subject to a maximum interest rate of 7.00% per annum for any interest period. Furthermore, the per annum interest rate that is determined on the relevant interest determination date will apply to the entire interest period following such interest determination date even if three-month U.S. dollar LIBOR increases during that interest period.

■

The interest rate applicable to the notes will be subject to a maximum per annum rate. From October 27, 2012 to but excluding the stated maturity date, the interest rate applicable to the notes cannot exceed 7.00% per annum for any quarterly interest period. This maximum interest rate will limit the amount of interest you may be paid on the notes to a maximum of $17.50 per note per quarterly interest period. As a result, if three-month U.S. dollar LIBOR applicable to any interest period is greater than 7.00% (taking into account that a spread of 1.80% will be added to three-month U.S. dollar LIBOR on the applicable interest determination date), the notes will provide you less interest income than an investment in a similar instrument that is not subject to a maximum per annum interest rate.

■

The yield on the notes may be lower than the yield on a standard debt security of comparable maturity. Due to the fact that the notes will initially bear interest at a fixed rate and then subsequently a floating rate, the effective yield on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

■

Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The market value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity, you may receive less than your initial investment.

■

The notes are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

■

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than you originally invest. Numerous factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets Inc. may be willing to purchase or sell the notes in the secondary market, including: the supply and demand for the notes, the level and volatility of three-month U.S-dollar LIBOR, interest rates in the market, the time remaining to maturity, hedging activities by our affiliates, fees and projected hedging fees, and any actual or anticipated changes in the credit ratings, financial condition and results of Citigroup Funding Inc. and Citigroup Inc. As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

■

The historical performance of three-month U.S. dollar LIBOR is not an indication of its future performance. The historical performance of three-month U.S. dollar LIBOR should not be taken as an indication of the future performance of three-month U.S. dollar LIBOR during the term of the notes. Changes in the level of three-month U.S. dollar LIBOR will affect the trading price of the notes, but it is impossible to predict whether the level of three-month U.S. dollar LIBOR will rise or fall.

■

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. The price, if any, at which Citigroup Global Markets Inc. is willing to purchase the notes in secondary market transactions will likely

October 24, 2011	PS-5

5,775 Non-Callable Fixed to Floating Rate Notes Due October 27, 2016

be lower than the public offering price since the public offering price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by Citigroup Global Markets Inc., as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?” in the accompanying product supplement related to this offering.

■

You may not be able to sell your notes if an active trading market for the notes does not develop. The notes will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets Inc. is willing to transact. If, at any time, Citigroup Global Markets Inc. were not to make a market in the notes it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold the notes to maturity.

■

The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes. Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc will determine three-month U.S. dollar LIBOR and will calculate the interest payable to you on each interest payment date. Any of these determinations made by Citigroup Global Markets Inc. in its capacity as calculation agent, including with respect to the calculation of three-month U.S. dollar LIBOR in the event of the unavailability of three-month U.S. dollar LIBOR, may adversely affect the interest payments to you.

■

Citigroup Funding Inc.’s hedging activity could result in a conflict of interest. In anticipation of the sale of the notes, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, based upon three-month U.S. dollar LIBOR. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines.

■

You will have no rights against the publishers of three-month U.S. dollar LIBOR. You will have no rights against the publishers of three-month U.S. dollar LIBOR even though the amount you receive on an interest payment date will depend upon the level of three-month U.S. dollar LIBOR. The publishers of three-month U.S. dollar LIBOR are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying product supplement and “Risk Factors” in the related prospectus supplement for a full description of risks. The issuer also urges you to consult your investment, legal, tax, accounting and other advisers.

October 24, 2011	PS-6

5,775 Non-Callable Fixed to Floating Rate Notes Due October 27, 2016

Historical Information

The following table sets forth, for each of the periods indicated, the high and the low levels of three-month U.S. dollar LIBOR as reported on Bloomberg. The historical three-month U.S. dollar LIBOR should not be taken as an indication of the future three-month U.S. dollar LIBOR or the future performance of either rate during the term of the Notes or what the value of the Notes may be. Any historical upward or downward trend in three-month U.S. dollar LIBOR during any period set forth below is not an indication that three-month U.S. dollar LIBOR is more or less likely to increase or decrease at any time over the term of the Notes.

Three – Month U.S. Dollar LIBOR	High	Low
2006
First	5.00000%	4.54063%
Second	5.50813%	5.00000%
Third	5.52000%	5.36375%
Fourth	5.38000%	5.35000%
2007
First	5.36025%	5.33000%
Second	5.36000%	5.35000%
Third	5.72500%	5.19813%
Fourth Quarter	5.25313%	4.70250%
2008
First	4.68063%	2.54188%
Second	2.92000%	2.63813%
Third	4.05250%	2.78500%
Fourth	4.81875%	1.42500%
2009
First	1.42125%	1.08250%
Second	1.17688%	0.59500%
Third	0.58750%	0.28250%
Fourth	0.28438%	0.24875%
2010
First	0.29150%	0.24875%
Second	0.53925%	0.29150%
Third	0.53363%	0.28938%
Fourth	0.30375%	0.28438%
2011
First	0.31400%	0.30281%
Second	0.30100%	0.24500%
Third	0.37433%	0.24575%
Fourth (through October 24)	0.42028%	0.37761%

The rate for three-month U.S. dollar LIBOR appearing on Reuters BBA page LIBOR01 for October 24, 2011, was 0.42028%.

October 24, 2011	PS-7

5,775 Non-Callable Fixed to Floating Rate Notes Due October 27, 2016

The following graph shows the daily rates for the three-month U.S. dollar LIBOR in the period from January 3, 2006 through October 24, 2011 using historical data obtained from Reuters BBA page LIBOR01. Past movements of three-month U.S. dollar LIBOR are not indicative of future rates of three-month U.S. dollar LIBOR.

The historical performance shown above should not be taken as an indication of the future reference index level during the term of the notes. Changes in the level of the three-month U.S. dollar LIBOR will affect the trading price of the notes, but it is impossible to predict whether the levels of the three-month U.S. dollar LIBOR will rise or fall.

Additional Considerations

In case of default in payment at maturity of the notes, the notes will bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the stated maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4.59% per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

Validity of the Notes

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc., and counsel to Citigroup Funding Inc., when the notes have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes and related guarantee will be legal, valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to the Company’s Registration Statement on Form S-3 (No. 333-172554).

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

October 24, 2011	PS-8

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus and in any related free writing prospectus we have prepared or authorized. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement, or the accompanying product supplement, prospectus supplement and prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Notes, Series D

5,775 Non-Callable Fixed to Floating Rate Notes

due October 27, 2016

$1,000 Principal Amount per Note

Payments Due from

Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

October 24, 2011

(To Product Supplement

Dated July 13, 2011,

Prospectus Supplement

Dated May 12, 2011 and Prospectus

Dated May 12, 2011)